EX-99.19A

Tortoise Capital

Pipeline & Energy Fund, Inc. (NYSE: TTP)

Section 19(a) Notification of Sources of Distribution

Distribution Period	August 2024
Distribution Amount per Share	$0.59

The following table sets forth the estimated amounts of the current distribution, payable Aug. 30, 2024, and the cumulative distribution paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

Tortoise Pipeline & Energy Fund, Inc.

Estimated Sources of Distributions

	($) Current Distribution	% Breakdown of the Current Distribution	($) Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date
Net Investment Income	0.1007	17%	0.3573	20%
Net Realized Short-Term Capital Gains	0.0000	0%	0.0000	0%
Net Realized Long-Term Capital Gains	0.0000	0%	0.0000	0%
Return of Capital	0.4893	83%	1.4127	80%
Total (per common share)	0.5900	100%	1.7700	100%

Average annual total return (in relation to NAV) for the five years ending on July 31, 2024				-0.56%
Annualized current distribution rate expressed as a percentage of NAV as of July 31, 2024				5.61%

Cumulative total return (in relation to NAV) for the fiscal year through July 31, 2024				26.09%
Cumulative fiscal year distributions as a percentage of NAV as of July 31, 2024				4.21%

You should not draw any conclusions about TTP's investment performance from the amount of this distribution or from the terms of TTP’s distribution policy.

TTP estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in TTP is paid back to you. A return of capital distribution does not necessarily reflect TTP’s investment performance and should not be confused with "yield" or "income."

The amounts and sources of distributions reported are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon TTP's investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. TTP will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

TTP is a non-diversified, closed-end management investment company that seeks to obtain a high level of total return with an emphasis on current distributions. TTP invests primarily in equity securities of pipeline companies that transport natural gas, natural gas liquids (NGLs), crude oil and refined products and, to a lesser extent, in other energy infrastructure companies. For more information, visit TTP's website at cef.tortoiseadvisors.com or call (866) 362-9331.

6363 College Boulevard, Suite 100A, Overland Park, KS 66211 | Main 1-913-981-1020 | Fax 1-913-981-1021 | www.TortoiseAdvisors.com

Tortoise Capital

Pipeline & Energy Fund, Inc. (NYSE: TTP)

Section 19(a) Notification of Sources of Distribution

Distribution Period	November 2024
Distribution Amount per Share	$0.59

The following table sets forth the estimated amounts of the current distribution, paid on Nov. 29, 2024, and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-term capital gains and return of capital. All amounts are expressed per common share.

Tortoise Pipeline & Energy Fund, Inc.

Estimated Sources of Distributions

	($) Current Distribution	% Breakdown of the Current Distribution	($) Total Cumulative Distributions for the Fiscal Year to Date	% Breakdown of the Total Cumulative Distributions for the Fiscal Year to Date
Net Investment Income	0.0915	16%	0.4492	19%
Net Realized Short-Term Capital Gains	0.0000	0%	0.0000	0%
Net Realized Long-Term Capital Gains	0.0000	0%	0.0000	0%
Return of Capital	0.4985	84%	1.9108	81%
Total (per common share)	0.1050	100%	2.3600	100%

Average annual total return (in relation to NAV) for the five years ending on October 31, 2024				3.30%
Annualized current distribution rate expressed as a percentage of NAV as of October 31, 2024				5.15%

Cumulative total return (in relation to NAV) for the fiscal year through October 31, 2024				39.34%
Cumulative fiscal year distributions as a percentage of NAV as of October 31, 2024				5.15%

You should not draw any conclusions about TTP's investment performance from the amount of this distribution or from the terms of TTP’s distribution policy.

TTP estimates that it has distributed more than its income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in TTP is paid back to you. A return of capital distribution does not necessarily reflect TTP’s investment performance and should not be confused with "yield" or "income."

The amounts and sources of distributions reported are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon TTP’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. TTP will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

TTP is a non-diversified, closed-end management investment company that seeks to obtain a high level of total return with an emphasis on current distributions. TTP invests primarily in equity securities of pipeline companies that transport natural gas, natural gas liquids (NGLs), crude oil and refined products and, to a lesser extent, in other energy infrastructure companies. For more information, visit TTP's website at cef.tortoiseadvisors.com or call (866) 362-9331.

6363 College Boulevard, Suite 100A, Overland Park, KS 66211 | Main 1-913-981-1020 | Fax 1-913-981-1021 | www.TortoiseAdvisors.com